Exhibit 10.1

RETAIL LEASE AGREEMENT

BY AND BETWEEN

WESTHAVEN TOWN CENTER FUND I, LLC,

A TENNESSEE LIMITED LIABILITY COMPANY

(LANDLORD)

AND

FRANKLIN SYNERGY BANK,

A TENNESSEE BANKING CORPORATION

(TENANT)

DATED AS OF December 21, 2011

RETAIL LEASE AGREEMENT

Schedule to Lease Agreement

The following Schedule comprises an integral part of the Lease Agreement between the Landlord and Tenant hereinafter named, dated as of the 21 day of December, 2011 (as it may be amended from time to time, the “Lease”). Unless the context otherwise requires, the terms described below shall have the meanings ascribed to them and shall be governed and construed in accordance with the terms of the Lease. To the extent of any inconsistency between this Schedule, on one hand, and the body of the Lease, on the other, the body of the Lease shall control and prevail.

Landlord:	WESTHAVEN TOWN CENTER FUND I, LLC, a Tennessee limited liability company, whose address is c/o Southern Land Company, LLC, 1550 W. McEwen Drive, Suite 200, Franklin, Tennessee 37067, Attention: Mr. Timothy W. Downey, telephone: (615) 778-3150, facsimile: (615) 778-2865.

Tenant:	FRANKLIN SYNERGY BANK, a Tennessee banking corporation, whose address is 722 Columbia Avenue, Franklin, Tennessee 37064, telephone: (615) 236-2265, facsimile: (615) 236-8399.

Premises:	Approximately 2,608 rentable square feet designated as 1015 Westhaven Blvd. Suite 150 on the first floor of the building (the “Building”) located on the property more particularly described on Exhibit A attached hereto and incorporated herein by reference, the Premises being more particularly described on the Floor Plan attached to the Lease as Exhibit B and incorporated herein by this reference. Notwithstanding the provision of Exhibit B, Tenant acknowledges that the size, location and configuration of the Premises within the Building may be adjusted based on the final floor plan of the Building as constructed.

Term:	60 months; provided, that the Term shall be extended so that the Expiration Date is the last day of a full calendar month.

Renewal Term:	Subject to the provisions of Section 44 of the Lease, Tenant may extend the Term of the Lease for two (2) Extension Term(s) of sixty (60) months each.

Delivery Date:	Upon Completion of Landlords work as further defined in Exhibit E.

Commencement Date:	As set forth in Exhibit C (Workletter).

Expiration Date:	The conclusion of the Term.

Base Rent

Per Rentable Square Foot:	Base Rent per Rentable Square Foot during the Term of the Lease shall be as follows:

Months	Rent per Rentable Square Foot		Annual Base Rent	Monthly Installment

0 – 6	$0.00		$0.00	$0.00
7 – 12	$24.00	(*)	$31,296.00	$5,216.00
13 – 24	$24.48		$63,843.84	$5,320.32
25 – 36	$24.97		$65,121.76	$5,426.81
37 – 48	$25.46		$66,399.68	$5,533.31
49 – 60	$25.97		$67,729.76	$5,644.15

* indicates partial Lease Year

Final Base Rent shall be determined according to the provisions of Section 2 of the Lease.

Base Rent Adjustment:	First Year Estimated at $6.57 psf

Proportionate Share of Building:	To be determined according to Section 5 of the Lease.

Total Building Rentable Area:	To be determined as set forth in Section 5 of the Lease.

Tenant Improvement Allowance:	$25.00 PSF of the final Rentable Area within the Premises, as determined according to Section 5 of the Lease, and subject to the terms of the Workletter.

Improvements:	Improvements to be made by Tenant as set forth in the Workletter at Exhibit C.

Security Deposit:	$10,500 to be held and applied in accordance with Section 3 of the Lease.

Permitted Use:	The leased Premises may be used and occupied by Tenant for the primary purposes of bank lending (both construction and consumer), as well as mortgage lending, new deposits, acceptance of deposits, ancillary services including financial advisory type services and/or products and ATM service (provided that such ancillary services shall not constitute more than 10% of Tenant’s business), subject to the terms of Section 11 of the Lease.

Broker:	None.

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Per Rentable Square Foot:	Base Rent per Rentable Square Foot during the Term of the Lease shall be as follows:

Months	Rent per Rentable Square Foot		Annual Base Rent	Monthly Installment

0 – 6	$0.00		$0.00	$0.00
7 – 12	$24.00	(*)	$31,296.00	$5,216.00
13 – 24	$24.48		$63,843.84	$5,320.32
25 – 36	$24.97		$65,121.76	$5,426.81
37 – 48	$25.46		$66,399.68	$5,533.31
49 – 60	$25.97		$67,729.76	$5,644.15

* indicates partial Lease Year

Final Base Rent shall be determined according to the provisions of Section 2 of the Lease.

Base Rent Adjustment:	First Year Estimated at $6.57 psf

Proportionate Share of Building:	To be determined according to Section 5 of the Lease.

Total Building Rentable Area:	To be determined as set forth in Section 5 of the Lease.

Tenant Improvement Allowance:	$25.00 PSF of the final Rentable Area within the Premises, as determined according to Section 5 of the Lease, and subject to the terms of the Workletter.

Improvements:	Improvements to be made by Tenant as set forth in the Workletter at Exhibit C.

Security Deposit:	$10,500 to be held and applied in accordance with Section 3 of the Lease.

Permitted Use:	The leased Premises may be used and occupied by Tenant for the primary purposes of bank lending (both construction and consumer), as well as mortgage lending, new deposits, acceptance of deposits, ancillary services including financial advisory type services and/or products and ATM service (provided that such ancillary services shall not constitute more than 10% of Tenant’s business), subject to the terms of Section 11 of the Lease.

Broker:	None.

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LANDLORD:			TENANT:

WESTHAVEN TOWN CENTER FUND I, LLC, a Tennessee limited liability company			FRANKLIN SYNERGY BANK, a Tennessee banking corporation

By:			By:

Print Name:	Tim Downey		Print Name:	Kevin Herrington

Title:	Chief Manager		Title:	SVP

Date:	12/21/11 ,	2011	Date:	12/20/11

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LEASE AGREEMENT

WESTHAVEN PARTNERS, LLC, a Tennessee limited liability company (“Landlord”), agrees to lease to the Tenant set forth in the Schedule (“Tenant”), and Tenant accepts from Landlord the Premises described in the Schedule (the “Premises”) in consideration of the following mutual covenants and conditions:

1. Term. This Lease shall commence upon the Commencement Date specified in the Schedule (the “Commencement Date”) and shall continue until the Expiration Date specified in the Schedule (the “Expiration Date”) (as the same may be extended, the “Term”), subject to adjustment as set forth in the Workletter. In the event of any adjustment in the Commencement Date, the Expiration Date shall be likewise extended. In the event of any delay on the part of Landlord in making the Premises available for occupancy by Tenant that is not caused by Tenant and that does not involve work covered by a Workletter as provided in Section 4 of this Lease, the Commencement Date of the Term and the obligation of the Tenant to pay Rent (as defined in Section 2 hereof) on the Premises shall be extended to the date the Premises are ready for occupancy by the Tenant, and the Expiration Date shall be likewise extended. Upon final determination of the Commencement Date and Expiration Date, Landlord and Tenant shall enter into a Commencement Agreement in the form attached hereto as Exhibit D.

Tenant shall have the right and option to renew the Lease (the “Renewal Option”) for two (2) additional period(s) of five (5) years (each a “Renewal Term”): provided, however, such Renewal Option is contingent upon the following (i) no Event of Default has occurred and is continuing at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date of the initial five (5) year Term or the first Renewal Term, as the case may be, Tenant has no outstanding Event of Default and no event has occurred that upon notice or the passage of time would constitute an Event of Default; and (iii) Tenant is occupying the Premises

2. Rent.

(a) Tenant shall pay an annual base rental based on the base rent per rentable square foot amount specified in the Schedule (“Base Rent”), in twelve equal monthly installments. Each installment of such Base Rent, together with one-twelfth (1/12) of the Base Rent Adjustment (as defined in Section 5(d) hereof) shall be due and payable in advance, without notice, demand, reduction, setoff or any defense, on the first day of each calendar month during the Term of this Lease. Final Base Rent to be based on the Rentable Area pursuant to Section 5 of the Lease.

(i) As used herein, the term “Lease Year” shall, in the case of the first Lease Year, mean the period which commences with the Occupancy Date and terminates on the last day of the twelfth (12th) full calendar month after the Occupancy Date, and such first Lease Year shall, therefore, include twelve (12) full calendar months plus the partial month, if any, at the Occupancy Date, if the Term does not commence on the first day of a calendar month. Each subsequent Lease Year shall mean a period of twelve (12) full calendar months commencing with the date following the last day of the first Lease Year, and commencing with each subsequent annual anniversary of such day. The last Lease Year of the Term shall be the period that commences on the day immediately following the last day of the preceding Lease Year and terminates on the last day of the Term, and the parties recognize that such last Lease Year may be less than twelve (12) full calendar months, depending upon the date of termination of the lease term.

(b) Tenant shall also pay Landlord as additional rent all such other sums of money as shall become due from and payable by Tenant to Landlord under this Lease (the “Additional Rent”). Base Rent, the Base Rent Adjustment, Additional Rent and any and all other amounts due hereunder shall be collectively referred to herein as the “Rent.” All Rent shall be payable to Landlord at the address set forth on the Schedule unless Landlord shall provide Tenant written notice of a new address for the delivery of Rent pursuant to Section 39 hereof. Tenant shall pay to Landlord as Additional Rent any sales, use or other tax (excepting corporate excise and income tax) that may be levied upon or in any way measured by this Lease or the rents payable by Tenant, notwithstanding the fact that a statute, ordinance or enactment imposing the same may endeavor to impose such tax upon Landlord. If the Term of this Lease commences on any day other than the first day of a calendar month or terminates on any day other than the last day of a calendar month, then the Rent for such month or months shall be prorated. Any payment of Rent not received by Landlord within ten (10) days of the date when due shall be deemed delinquent and Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of the amount of such Rent. Tenant acknowledges that such late charge is not a penalty, but is to compensate Landlord for the additional administrative expenses and other expenses incurred by Landlord in handling delinquent payments (which expenses are not readily ascertainable), and is in addition to, not in lieu of, interest on late payments as provided herein and any other remedies that Landlord may have by virtue of Tenant’s failure to make payments when due. Rent or other payments due hereunder, if not paid when due, shall bear interest at a rate equal to the lesser of twelve percent (12%) per annum or the maximum lawful rate of interest chargeable under the laws of the State of Tennessee, from the date due until paid. In addition, Tenant shall pay to Landlord all costs of collection of the sums due hereunder including reasonable attorney fees. In the event Tenant provides a check in payment of Rent or any other amount due under this Lease, and such check is dishonored for any reason, Tenant shall pay, in addition to any other charge or payment, a dishonored check charge in the amount of Thirty-Five Dollars ($35.00).

3. Security Deposit. Landlord acknowledges that Tenant has deposited with Landlord the Security Deposit referenced in the Schedule (the “Security Deposit”), and Landlord may apply the Security Deposit to any delinquent Rent due Landlord under this Lease. Tenant shall not be entitled to interest on the Security Deposit, and Landlord may commingle the Security Deposit with other funds of Landlord. Furthermore, Landlord at its option may apply such part of the Security Deposit as may be necessary to cure any default by Tenant under this Lease, and if Landlord does so, Tenant shall, upon demand, redeposit with Landlord an amount equal to that amount so applied so that Landlord will have the full Security Deposit on hand at all times during the Term of this Lease. Upon the termination of this Lease, provided Tenant is not in default hereunder, Landlord shall refund to Tenant any of the then remaining balance of the Security Deposit without interest. In the event of a sale or leasing of the Building referenced in the Schedule (the “Building”) or the real property on which the Building is located, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit and Tenant agrees to look to the new lessor solely for the return of the Security Deposit. The provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new lessor.

4. Improvements to Premises.

(a) Landlord shall deliver the Premises to Tenant in a Shell Condition. For purposes of this Lease, “Shell Condition” shall mean that the Premises have been constructed according to the requirements set forth on Exhibit E attached hereto and incorporated herein by this reference. The delivery of the Premises, and any revisions to the Commencement Date resulting from such improvements, shall be governed by the provisions of the Workletter attached as Exhibit C to this Lease and incorporated herein by this reference. Tenant shall not install improvements in the Premises reasonably determined by Landlord to be special or non-standard, including without limitation (a) all wiring and cabling from the point of origin to the termination point, (b) raised floors for computer or communication systems, (c) telephone equipment, security systems and uninterruptible power supplies, (d) equipment racks and (e) any other non-standard alteration, fixture or equipment. Landlord may require Tenant to remove such special or non-standard improvements and restore the Premises at Tenant’s sole cost and expense upon the termination of this Lease. Landlord, however, may elect to require Tenant to leave alterations performed for Tenant unless at the time of the installation of such alterations Landlord agreed in writing such alterations could be removed on the Expiration Date, upon the termination of this Lease or upon Tenant’s vacation of the Premises.

(b) Except for the Tenant Improvements as set forth in the Workletter, Tenant shall make no structural, exterior or interior alterations of the Premises without Landlord’s written consent. If Tenant requires alterations, Tenant shall provide Landlord with a complete set of construction drawings, which Landlord shall have the right to approve in writing in Landlord’s discretion within a reasonable amount of time after Landlord’s receipt of such drawings. All alterations and other construction work performed within the Premises shall be subject to the provisions of the Workletter regarding the obligations of Tenant and Tenant’s contractor.

5. Base Rent Adjustment. The Base Rent Adjustment shall be calculated and paid as follows:

(a) “Rentable Area” shall be the “Rentable Square Feet” in the Premises and the Building determined upon delivery of the Premises in their Shell Condition, based on the ANSI/BOMA Standard Z65.1-1996 and shall be set forth in the Commencement Agreement.

(b) “Operating Costs” shall mean all operating expenses of the Building and all Common Areas (as defined in Section 7 hereof) as computed on the accrual basis in accordance with generally accepted accounting principles consistently applied and shall include all expenses, costs and disbursements (but not payments of principal and interest on notes secured by deeds of trust on the Building and Common Areas, capital investment items related to the initial construction of the Building and Common Areas and replacements thereof, or costs specially billed to specific tenants) of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, operation, maintenance and repair of the Building or Common Areas, including but not limited to, the following:

(i) Wages, salaries, taxes, insurance and benefits directly attributable to all employees engaged in operating, maintaining or providing security for the Common Areas and to personnel who may provide traffic control relating to ingress and egress between the parking areas and adjacent public streets.

(ii) All supplies and materials used in operation and maintenance of the Common Areas.

(iii) Utilities for the Common Areas, including water, power, heating, lighting, air conditioning and ventilation.

(iv) Maintenance, janitorial, security, and service agreements for the Common Areas and the equipment therein.

(v) Building property coverage, general liability, and rent loss insurance applicable to the Building and Common Areas and Landlord’s personal property used in connection therewith including a proportionate share attributable to the Building of any umbrella liability coverage held by Landlord or its affiliates.

(vi) Taxes, assessments and governmental charges attributable to the Building and all Common Areas.

(vii) Repairs and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties).

(viii) Amortization of the cost of installation of capital investment items that are primarily for the purpose of reducing Operating Costs or that may be required by governmental authority or the passage of new laws, regulations or requirements.

(ix) Landlord’s accounting costs attributable to the Building.

(x) Fees paid by Landlord for management of the Building.

(xi) Legal, consultants’, appraisers’ and auditing fees incurred in connection with an appeal for reduction of taxes or for other management purposes directly incurred in the operation of the Building and all Common Areas.

(xii) Amounts paid to any owner’s association or other association to which the Building or Landlord is subject, including without limitation any expenses for landscape maintenance, community activities or common services.

(c) Tenant’s Proportionate Share shall mean a fraction, the numerator of which is the total number of Rentable Square Feet within the Premises and the denominator of which is the greater of (i) ninety-five percent (95%) of the total square footage of all Rentable Square Feet in the Building held for lease, or (ii) the total square footage of all Rentable Square Feet in the Building actually leased for rent paying tenants.

(d) For each calendar year during the Term (or during any fractional part of a calendar year, with Tenant’s obligation in such case to be prorated), Tenant shall pay an amount equal to Tenant’s Proportionate Share of the Operating Costs for such calendar year (the “Base Rent Adjustment”). For this purpose, Landlord may estimate the amount of the Operating Costs for each calendar year or portion thereof during the Term, and Tenant’s Rent shall be increased by Tenant’s Proportionate Share of such estimated amount (the “Estimated Base Rent Adjustment”). Said Estimated Base Rent Adjustment shall be divided by twelve and paid to Landlord as Additional Rent monthly on the same day the Base Rent is due and payable. If the Building is not at least ninety-five percent (95%) occupied during any calendar year, Tenant’s Proportionate Share of actual Operating Costs and estimated Operating Costs shall be calculated as if the Building had been ninety-five percent (95%) occupied during each such calendar year.

(e) Within one hundred fifty (150) days or as soon thereafter as may be reasonably practicable after the conclusion of each calendar year during the Term, Landlord shall furnish to Tenant a report describing the actual amount of Operating Costs for such calendar year and the actual Base Rent Adjustment. A lump sum payment shall be made by Landlord to Tenant or by Tenant to Landlord, as appropriate, within thirty (30) days after the delivery of such report equal to the amount of any difference between the actual Base Rent Adjustment payable by Tenant pursuant to this Section 5 and the Estimated Base Rent Adjustment paid to Landlord by Tenant for the calendar year in question. For a ninety (90) day period following the giving of such report, Landlord shall afford Tenant reasonable access to Landlord’s books and records with respect to Operating Costs to enable Tenant to verify the amount of Operating Costs that are the basis for the computation of the actual Base Rent Adjustment and the actual amount of the difference to be paid by Tenant or Landlord, as applicable; or, in lieu of such right of inspection, Landlord may, in its sole discretion, provide Tenant with an audit of Landlord’s books and records with respect to Operating Costs prepared by an independent certified public accountant.

(f) Controllable Operating Costs charged to Tenant shall not exceed 105% of the Controllable Operating Costs charged to Tenant in the immediately preceding Lease Year. As used in this Section 5(f), “Controllable Operating Costs” shall mean all Operating Costs other than taxes, utilities, insurance, and any other cost or expense beyond Landlord’s reasonable control.

6. Services to be Furnished by Landlord.

(a) Provided that Tenant is not then in default, Landlord shall cause to be furnished to the Building, or as applicable, the Premises, in common with other tenants of the Building, the following services:

(i) Electrical service shall be brought to a central location at the perimeter of the building in which the Premises is located. Landlord to provide and install disconnect and meter socket assembly for 200 amp service for Tenant’s meter. Landlord shall provide an empty conduit (but not cable or wire) sized for 200 amp service from a central location to the rear of the Premises.

(ii) Lighting, heating, cleaning, landscaping and maintenance of all Common Areas consistent with the standard within the Westhaven Town Center.

(iii) Maintenance and replacement as necessary for the heating, ventilation and air conditioning (“HVAC”) for the Premises; provided, however, that all such maintenance on the HVAC units providing service to the Premises shall be at Tenant’s sole expense, the cost thereof to be passed back to Tenant as Additional Rent payable within thirty (30) days of demand therefor.

(b) Failure by Landlord to any extent to furnish the services described in this Section 7, or any cessation thereof, resulting from the repair or alteration of the Building or causes beyond the reasonable control of Landlord shall not be construed as an eviction of Tenant, nor allow Tenant an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof.

7. Common Areas. During the Term and as so long as Tenant is not in default hereunder, Landlord grants Tenant a non-exclusive license to use and occupy in common with others so entitled the common areas of the Building, including, but not limited to, corridors, stairways, elevators, restrooms, lobbies, entranceways, parking areas, service roads, sidewalks and other facilities as may be designated as common areas from time to time by Landlord (collectively the “Common Areas”), subject to the terms and conditions of this Lease. Landlord shall have the right to expand, reduce or alter the Common Areas from time to time.

8. Keys, Locks and Card Keys. Landlord shall furnish Tenant with two (2) keys for each door directly entering the Premises and two (2) card keys (if applicable) to the Building. Additional keys will be furnished at a charge by Landlord on an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises nor shall Tenant change the locks without Landlord’s permission, and Tenant shall not make, or permit to be made any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and card keys of the Premises and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, installed in the Premises by Tenant.

9. Graphics.

(a) Landlord shall provide and install, at Landlord’s cost, all letters or numerals on entrance doors to the Premises, identifying the address/suite number of the Premises. All such letters and numerals shall be in the Building standard graphics, and no others shall be used or permitted on the Premises. All other signs and graphics shall be as set forth in the Workletter.

(b) Landlord has attached to this Lease as Exhibit G a copy of the sign guidelines applicable to the Building (the “Guidelines”). Tenant, at Tenant’s sole cost and expense, shall be entitled to install exterior building signage subject to the Guidelines and any and all laws, ordinances and regulations, and with the prior approval of Landlord as to location. Tenant shall be responsible for removal of such signage on termination of this Lease, at Tenant’s sole expense.

10. Parking. Tenant shall have the right to use in common with the other tenants in the Building the parking spaces provided by Landlord adjacent to the Building for parking of Tenant’s automobiles and those of its employees and visitors, subject to the Rules and Regulations attached hereto as Exhibit D and incorporated herein by this reference (as they may be amended from time to time by Landlord, the “Rules and Regulations”). Tenant shall not use nor permit any of its employees, agents or visitors to use any parking area owned by Landlord other than the parking area adjacent to and assigned to the Building. If Landlord deems it advisable, Landlord may set aside a part of the total parking field for use as a separate area for visitors. Landlord reserves the right to adopt any regulations necessary to curtail unauthorized parking, including the required use of “parking permits.”

11. Permitted Uses.

(a) Tenant shall use and occupy the Premises for the Permitted Use specified in the Schedule and for no other purpose; provided, however Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, cause the load upon any floor of the Building to exceed the load for which the floor was designed or the amount permitted by law, or use electrical energy exceeding the capacity of the then existing feeders or wiring installations. Tenant shall further conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

(b) Without limiting the foregoing, Tenant acknowledges that Landlord has granted certain exclusive rights and privileges to other tenants and owners within the Westhaven Town Center, and may grant additional exclusive rights from time to time. No such exclusive uses shall prevent Tenant from pursuing the Permitted Use. Tenant acknowledges and agrees to abide by such exclusives, which may now or hereafter be set forth in the declarations and covenants applicable to the Westhaven Town Center, the Building or the land on which the Building is located, or may be otherwise set forth. Landlord shall provide to Tenant on Tenant’s request a list of current exclusives.

(c) Without limiting the generality of Sections 11(a) and 11(b) above, Tenant agrees that it shall not use the Premises for any of the following purposes:

(i) Bar, tavern or billiard hall;

(ii) Pawn shop;

(iii) Dance studio or karate studio;

(iv) Beer or wine-making;

(v) Adult video/adult entertainment;

(vi) Off-track betting establishment;

(vii) Abortion/drug rehabilitation offices/facilities;

(viii) Alcohol/drug rehabilitation offices/facilities;

(ix) Psychological counseling offices/facilities;

(x) Unemployment or Social Security offices;

(xi) Liquor store;

(xii) Nail salon; or

(xiii) investment brokerage, insurance sales and related financial services (except in accordance with the terms of that certain waiver letter, executed by Edward D. Jones & Co., attached hereto as Exhibit H).

(d) So long as Tenant is open and operating its business in the Premises, Landlord shall not lease or sell any portion of Westhaven Town Center to any business whose primary use is banking or lending. The requirements of this Section 11(d) shall not apply to any current tenants or occupants of Westhaven Town Center on the date of this Lease other than Churchill Mortgage or any agent of Churchill Mortgage. No later than thirty (30) days prior to Tenant’s opening for business in the Premises, Landlord will terminate its relationship with Churchhill Mortgage and any agents of Churchill Mortgage such that Churchill Mortgage will no longer be a tenant or occupant of Westhaven Town Center at the time of Tenant’s opening for business in the Premises.

12. Laws, Regulations, and Rules of Building. Tenant at Tenant’s expense shall comply with the Rules and Regulations and all applicable laws and ordinances relating to the use, condition or occupancy of the Premises and all Common Areas and all rules and regulations of all governmental authorities and all insurance bodies at any time in force and applicable to the Premises or to the Tenant’s use thereof. Tenant shall comply with reasonable rules and regulations as may be adopted or altered by Landlord from time to time for the safety, care and cleanliness of the Premises, Building and Common Area and for preservation of good order therein after receiving notice thereof, including, but not limited to, the Rules and Regulations.

Without limiting the foregoing, Tenant acknowledges that the Building is located in a master-planned community that is subject to a master deed, one or more declarations of covenants and other restrictions, and community governance via an owner’s or other association, whether one or more. Tenant acknowledges that this Lease is subject to such restrictions, whether of record or not, and that Landlord’s costs and expenses in complying with such governance shall be appropriately charged to the Building. Tenant further agrees to comply with all such restrictions or other requirements.

13. Tenant’s Acceptance and Maintenance of Premises; Landlord’s Duties And Rights.

(a) Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that Tenant has examined and inspected the same, finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and constitutes Tenant’s acceptance “as is.” Except as set forth in the Workletter, if any, Landlord makes no representation or warranty as to the condition of the Premises. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to insure proper treatment of the Building and the Premises. Elevators in multi-story office buildings must remain in use for the general public during the hours as defined herein in Section 6 hereof. Any specialized use of elevators must be coordinated with Landlord’s property manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises due to moving will be the sole responsibility of Tenant. Tenant shall deliver at the end of this Lease each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by casualty excepted. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises except upon written notice by Landlord. Tenant shall: (i) keep the Premises and fixtures in good order and repair; (ii) make repairs and replacements to the Premises, Building, or drive through facilities needed because of Tenant’s misuse or primary negligence; (iii) repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except if this Lease is ended because of casualty loss or condemnation; and (iv) not commit waste. For purposes of Tenant’s maintenance obligations under this Section 13, the Premises shall be deemed to include, without limitation, Tenant’s drive through facilities.

(b) Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any claim of lien or other lien be filed against the Premises or the Building by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge such lien within such ten (10) day period, then Landlord may discharge the same, in which event Tenant shall reimburse Landlord, on demand, as Additional Rent, for the amount of the lien or the amount of the bond, if greater, plus all administrative costs incurred by Landlord in connection therewith. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise. Tenant shall have no power to do any act or make any contract that may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NO CONSTRUCTION LIENS OR OTHER LIENS FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO THE PREMISES SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING.

(c) Notwithstanding anything to the contrary set forth above in this Section 13, if Tenant does not perform its maintenance obligations in a timely manner as set forth in this Lease, commencing the same within five (5) days after receipt of notice from Landlord specifying the work needed and thereafter diligently and continuously pursuing completion of unfulfilled maintenance obligations, then Landlord shall have the right, but not the obligation, to perform such maintenance, and any amounts so expended by Landlord shall be paid by Tenant to Landlord within thirty (30) days after demand, with interest at the maximum rate allowed by law (or the rate of twelve percent (12%) per annum, whichever is less) accruing from the date of expenditure through the date paid.

(d) Except for repairs and replacements that Tenant must make under this Section 13, Landlord shall pay for and make all other repairs and replacements to the common areas and Building (including Building fixtures and equipment). This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all exterior (outside of walls) systems, such as mechanical, electrical, HVAC, and plumbing; provided, however, Landlord’s failure to make such repairs shall not relieve Tenant of the obligation to pay all Rent due under this Lease.

Repairs or replacements required under this Section 13(d) shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord’s having actual knowledge of the need for a repair or replacement.

14. Care of Premises. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Premises, and at the termination of this Lease, Tenant shall deliver possession of the Premises to Landlord in as good condition as at date of possession by Tenant, or as the same may have been improved during the term, ordinary wear and tear or damage resulting from casualty excepted.

15. Utilities. Tenant will pay for the connection and provision of utilities, including electric, water, gas, and all other utilities, used by and/or serving the Premises.

16. Peaceful Enjoyment. Tenant shall have the right to peacefully occupy, use and enjoy the Premises during the Term, subject to the other terms hereof, provided Tenant pays the Rent and other sums herein required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained.

17. Landlord’s Right of Entry. Landlord or its agents or representatives shall have the right to enter into and upon any part of the Premises at all reasonable hours to inspect the same, clean or make repairs, alterations or additions thereto, as Landlord may deem necessary or desirable. Landlord shall not have access to any vault, cash locker, or telephone/computer room without Tenant’s prior written consent. Landlord further reserves the right to show the Premises to prospective tenants or brokers during the last six (6) months of the Term as extended, and to prospective purchasers or mortgagees at all reasonable times, provided prior notice is given to Tenant in each case, and Tenant’s use and occupancy of the Premises shall not be materially inconvenienced. Tenant shall not be entitled to any abatement or reduction of Rent by reason of the exercise of the foregoing rights on the part of Landlord.

18. Limitation of Landlord’s Liability. Landlord’s liability to Tenant shall be limited as follows:

(a) In no event shall Landlord or Landlord’s manager be liable or responsible to Tenant for lost profits, business interruption or any other type of incidental, consequential, or special damages caused by the making of repairs or alterations to the Premises, the Building, or Common Area, failure to provide or interruption of services, failure to make repairs, injury to person or property, or otherwise.

(b) All separate and personal liability of Landlord or any affiliate thereof of every kind or nature, if any, is hereby expressly waived by Tenant, and by every person now or hereafter claiming by, through, or under Tenant; and Tenant shall look solely to Landlord’s interest in the Building and the proceeds of any insurance maintained by Landlord in connection with the Building for the payment of any claim against Landlord.

19. Defaults and Landlord’s Remedies. The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and, collectively, “Events of Default”) hereunder:

(a) if Tenant shall fail to make any payment of Rent due and payable by Tenant under this Lease within ten (10) days after the same becomes due and payable; or

(b) if Tenant (or, if applicable, any subtenant, licensee, assignee or other occupant) shall fail to observe or perform any other term, covenant or condition of this Lease on its part to be performed, and such failure is not cured by Tenant (or, if applicable, by such subtenant, licensee, assignee or occupant) within a period of thirty (30) days after Tenant’s receipt of written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Tenant initiates such cure with the thirty-day period and proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof as soon as reasonably possible but in no event more than ninety (90) days after such notice, or

(c) if Tenant shall:

(i) admit in writing its inability to pay debts generally as they become due,

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency law,

(iii) make an assignment for the benefit of its creditors,

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

(d) If Tenant shall be finally liquidated or dissolved, or shall begin proceedings towards such liquidation or dissolution, or shall have filed against it a petition or other proceeding to cause it to be liquidated or dissolved and such proceeding is not dismissed within thirty (30) days thereafter, or

(e) If Tenant shall abandon the Premises, cease active and continuing commercial operations within the Premises, or otherwise fail to occupy the Premises for the Permitted Use stated herein.

20. Remedies. If an Event of Default shall have occurred and be continuing past any applicable grace period, Landlord shall have the right, at its election, then or at any time thereafter, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand, except as hereinafter provided:

(a) Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy that Landlord may have for possession or arrearages in rent (including any late charge or interest which may have accrued pursuant to this Lease), enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof. In addition, Tenant agrees to pay to Landlord the amount of all reasonable loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (a), said loss and damage to be determined by either of the following alternative measures of damages:

(i) Until Landlord is able, through reasonable efforts, to relet the Premises, Tenant shall pay to Landlord on or before the first day of each calendar month, the monthly Base Rent, Additional Rent and other charges provided in this Lease. After the Premises have been relet by Landlord, Tenant shall pay to Landlord on the 20th day of each calendar month the difference between the monthly Base Rent, Additional Rent and other charges provided in this Lease for such calendar month and that actually collected by Landlord for such month. If it is necessary for Landlord to bring suit in order to collect any deficiency from Tenant, Landlord shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Landlord from subsequent tenants for any calendar month, in excess of the monthly Base Rent, Additional Rent and other charges provided in this Lease, shall be credited to Tenant in reduction of Tenant’s other charges provided in this Lease; but Tenant shall have no right to such excess other than the above-described credit.

(ii) When Landlord desires, Landlord may demand a final settlement. Upon demand for a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the difference between the total of all Base Rent, Additional Rent and other charges provided in this Lease for the remainder of the Term and the reasonable rental value of the Premises for such period, such difference to be discounted to present value at a rate equal at the rate of six percent (6%) per annum).

(iii) A reletting for a term longer than the then remaining Lease Term shall not constitute an acceptance by Landlord of a surrender of this Lease or a waiver of any Landlord’s rights hereunder. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting.

(iv) It is further agreed that, in addition to payments required pursuant to subsection (i), Tenant shall compensate Landlord for all expenses incurred by Landlord in repossession, all reasonable expenses incurred by Landlord in reletting (including, among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees), and all losses incurred by Landlord as a direct result of Tenant’s default.

(b) Bring action for recovery of all amounts due from Tenant; or

(c) Pursue any other remedy available in law.

Any property which may be removed from the Premises by the Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safe-keeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within sixty (60) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as a bill of sale.

In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof, or the collection of any rent due, or to become due hereunder or recovery of the possession of the Premises in the hands of an attorney, or files suit upon the same, Tenant agrees to pay Landlord’s reasonable attorney’s fees and costs.

(d) Failure of Landlord to declare any Event of Default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such Event of Default, but Landlord shall have the right to declare any such Event of Default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity.

21. Holding Over. If Tenant retains possession of the Premises or any part thereof after the termination of this Lease, Tenant shall pay Rent (including Base Rent and the Base Rent Adjustment) at double the rate payable on the month preceding such holding over computed on a daily basis for each day that Tenant remains in possession. In addition thereto, Tenant shall be liable for and pay to Landlord, all damages, consequential as well as direct, sustained by reason of Tenant’s holding over.

22. Condemnation. If the Premises shall be partially taken or condemned for any public purpose to such an extent as to render a portion of the Premises untenantable, the Rent shall abate as to the portion rendered untenantable. In the event the whole of the Premises shall be so taken or condemned, this Lease shall terminate as of the date of taking of possession. All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Landlord.

23. Damage or Destruction to the Premises.

(a) If the Building or Premises are damaged by fire or other casualty (“Casualty”), then, unless the Lease is terminated as provided in this Section 23, Landlord shall repair and restore the Building to substantially the same condition immediately prior to such Casualty and the Premises to the Shell Condition, subject to the following terms and conditions:

(i) The Casualty must be insured under Landlord’s insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

(ii) Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

(iii) Landlord shall have no obligation to repair and restore the Premises beyond the Shell Condition. Without limiting the foregoing, Landlord shall have no obligations to restore or replace Tenant’s trade fixtures, decorations, signs, contents, or any non-standard improvements to the Premises.

(b) Unless the Lease is terminated as provided in this Section 23, Tenant shall promptly repair, restore, or replace Tenant’s property. All repair, restoration or replacement of Tenant’s property shall be at least to the same condition as existed prior to the Casualty.

(c) Landlord shall have the option of terminating the Lease following the Casualty if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; (iii) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises are damaged) to an extent of fifty percent (50%) or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall give notice of the cancellation to Tenant within sixty (60) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of the notice of termination.

(d) Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or the Shell Condition of the Premises within one hundred eighty (180) days of the Casualty (the “Restoration Period”); (ii) the Restoration Period has not been delayed by force majeure; and (iii) Tenant gives Landlord notice of the termination within fifteen (15) days after the end of the Restoration Period (as extended by any force majeure delays). If Landlord is delayed by force majeure, then Landlord must provide Tenant with notice of the delays within fifteen (15) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

(e) If the Premises are rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises are only partially damaged, then Tenant shall continue the operation of Tenant’s business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until sixty (60) days after delivery to Tenant of the Premises in their Shell Condition, or until Tenant’s business operations are restored in the entire Premises, whichever shall first occur. However, if the Casualty is caused by the negligence or other wrongful conduct of Tenant or of Tenant’s subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent. The abatement of the Rent set forth above, and the right to terminate the Lease set forth in Section 23(d), are Tenant’s exclusive remedies against Landlord in the event of a Casualty.

24. Insurance Requirements.

(a) As part of the Operating Costs, Landlord shall keep the Building, including the Common Areas, insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building. All insurance required to be maintained by Landlord under this Section 24(a) shall be effected by valid and enforceable policies issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VIII in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies. On or before the Commencement Date, and upon reasonable request thereafter, Landlord shall provide to Tenant evidence of the insurance required by this Section 24(a) on ACORD form 27 (or better).

(b) Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s mortgagee, Landlord’s managing agent and Tenant (i) Commercial General Liability Insurance (1986 ISO Form or its equivalent) in the amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) general aggregate, which policy shall insure against claims for bodily injury, death or property damage occurring in, on or about the Premises, and (ii) Fire Damage Liability in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which policy shall insure against claims for property damage occurring in, on or about the Premises. Not more frequently than once every three (3) years, Landlord may require the limits of Tenant’s liability insurance to be increased if in Landlord’s reasonable judgment (or that of Landlord’s mortgagee) the coverage is insufficient. All insurance required to be maintained by Tenant under this paragraph shall (1) be effected by valid and enforceable policies issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VIII in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies, (2) name Landlord, Landlord’s mortgagee, and Landlord’s managing agent as an additional insured, (3) state that such insurance shall not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance written notice is provided to Landlord, and (4) be maintained during the entire Term. On or before the Commencement Date, and upon reasonable request thereafter, Tenant shall provide evidence of the insurance required by this paragraph on a form acceptable to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage during the forty-five (45) day period following Landlord’s written demand for same, Landlord may obtain such coverage and Tenant shall reimburse the cost thereof on demand.

(c) Each party shall keep its personal property and trade fixtures in the Premises and Building insured with the equivalent of ISO Special Form Property Insurance in the amount of the full replacement cost of the property and fixtures. Tenant shall also keep any improvements to the Premises above the Shell Condition insured to the same degree as Tenant’s personal property. Landlord shall not be responsible for and shall not be obligated to insure against any loss of or damage to any of Tenant’s property described in this Section 24(c). Tenant shall not be responsible for and shall not be obligated to insure against any loss of or damage to any of Landlord’s property described in this Section 24(c).

(d) All policies of insurance required hereunder shall contain language or certificates to the extent obtainable that: (i) that any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) the insurer waives all right of recovery by way of subrogation against Landlord and Tenant, their agents, employees and representatives in connection with any loss or damage covered by such policy, and (iii) the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior written notice to Landlord or Tenant, as applicable.

(e) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waive any and all rights of recovery, claim, action or cause of action against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or to the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause to the extent that such rights of recovery, claim, action or cause of action are or would be covered by insurance required under this Lease (regardless of whether or not the party required to carry such insurance in fact carries such insurance), regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and covenants that no insurer shall have any right of subrogation against such other party.

(f) Subject to the terms of Section 24(e) hereof, Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims arising out of any occurrence in, upon or at the Premises, and in each case from and against any and all damages, losses, claims, actions, liabilities, lawsuits, costs and expenses, including without limitation attorneys’ fees and loss of life, personal injury and/or damage to property, arising in connection with any such claim or claims as described in this paragraph, or any action brought thereon. If such action is brought against Landlord, Tenant upon notice from Landlord shall defend the same through counsel selected by Tenant’s insurer, or other counsel reasonably acceptable to Landlord.

(g) Subject to the terms of Section 24(e) hereof, Landlord hereby indemnifies and holds Tenant harmless from and against any and all claims arising out of any occurrence in, upon or at the common areas at the Building, and in each case from and against any and all damages, losses, claims, actions, liabilities, lawsuits, costs and expenses, including without limitation attorneys’ fees and loss of life, personal injury and/or damage to property, arising in connection with any such claim or claims as described in this paragraph, or any action brought thereon. If such action is brought against Tenant, Landlord upon notice from Tenant shall defend the same through counsel selected by Landlord’s insurer, or other counsel reasonably acceptable to Tenant.

25. Subordination, Non-Disturbance and Attornment. Tenant agrees that its rights hereunder shall be subordinate to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing or any ground lease, now or hereafter in force against the Building and land upon which the Building is located (each an “Encumbrance”) and to all advances made or hereafter to be made upon the security thereof. Tenant shall, in the event any proceeding is brought for the foreclosure of, or in the event a deed is given in lieu of foreclosure of, any mortgage made by Landlord covering the Building, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease, provided such purchaser elects to adopt this Lease and gives Tenant written notice thereof. Tenant agrees to execute any instruments evidencing such subordination and attornment as reasonably may be required by the holder or any mortgage or deed of trust on the building. Landlord shall use is commercially reasonable efforts to obtain from the holder of the Encumbrance the execution of a Subordination, Non-Disturbance and Attornment Agreement in a form reasonably acceptable to Landlord, Tenant and such holder.

26. Estoppel Letter. Tenant shall at any time, upon not less than ten (10) days prior written request, execute and deliver in form and substance satisfactory to Landlord and any mortgagee or beneficiary under a deed of trust affecting the Premises, an estoppel letter certifying:

(a) The Commencement Date and the Expiration Date;

(b) The date to which Rent has been paid;

(c) That Tenant has accepted the Premises and that all improvements have been satisfactorily completed (or if not so accepted or completed, the matters objected to by Tenant);

(d) That this Lease is in full force and effect and has not been modified or amended (or if modified or amended, a description of same);

(e) That there are no defaults by Landlord under this Lease nor any existing condition with respect to which the giving of notice or lapse of time would constitute a default;

(f) That Tenant has not received any concession;

(g) That Tenant has received no notice from any insurance company of any defects of inadequacies in the Premises;

(h) That Tenant has no options or rights other than as set forth in this Lease or any amendment thereto described in such letter; and

(i) Such other matters as may be necessary or appropriate to qualify Tenant’s response to any of the foregoing statements of which Landlord may reasonably request.

If such letter is to be delivered to a purchaser of the Building, it shall further include the agreement of Tenant to recognize such purchaser as Landlord under this Lease, and thereafter to pay Rent to the purchaser or its designee in accordance with the terms of this Lease. Tenant acknowledges that any purchaser or prospective mortgagee of the Building may rely upon such estoppel letter and that Landlord may incur substantial damages by reason of any failure on the part of Tenant to provide such letter in a timely manner.

27. Hazardous Substance – General. The term “Hazardous Substances” as used in this Lease shall mean pollutants, contaminants, toxic, medical, biohazards, or hazardous wastes, or any other substances, the use and/or the removal of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law, ordinance or other statue of a governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Premises or in the Building that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted Activities”), provided the Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency in connection therewith; (b) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency in connection therewith; and (c) Tenant will not permit any Hazardous Substances to be brought into the Premises except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Upon prior notice and during normal business hours, Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials, and if such Permitted Materials are being improperly stored, used or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to take such corrective action within 24 hours, Landlord shall have the right to perform such work and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If at any time during or after the Term the Premises are found to be so contaminated or subject to said conditions, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and Tenant agrees to indemnify and hold Landlord harmless from all claims, demand, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. The foregoing indemnification and the responsibilities of Tenant shall survive the termination or expiration of this Lease.

28. General Compliance; ADA. Tenant, at Tenant’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now in force or which may hereafter be in force, which shall impose any duty upon the Landlord or Tenant with respect to the use, occupation or alteration of the Premises, and Tenant shall use all reasonable efforts to fully comply with The American’s With Disabilities Act of 1990 (“ADA”). Landlord’s responsibility for compliance with ADA shall include the Common Areas but not the Premises. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide the Landlord with copies of (as applicable), any notices alleging violation of ADA relating to any portion of the Building or of the Premises; any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building or of the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with ADA and relating to any portion of the Building or the Premises.

29. Lease Commission. Tenant represents and warrants that Tenant has not dealt with any broker representing Tenant in connection with this Lease and Tenant hereby indemnifies and holds harmless Landlord and any broker employed by Landlord from any claims of any other broker(s) in connection with this Lease resulting from the actions of Tenant. Tenant hereby indemnifies and holds harmless Landlord and any broker employed by Landlord from any claims of any broker(s) claiming a commission in connection with any renewal, extension or any type of option relating to this Lease resulting from the actions of Tenant. Landlord hereby indemnifies and holds harmless Tenant and any broker employed by Tenant from any claims of Broker and any other broker(s) in connection with this Lease resulting from the actions of Landlord. Landlord hereby indemnifies and holds harmless Tenant and any broker employed by Tenant from any claims of any broker(s) claiming a commission in connection with any renewal, extension or any type of option relating to this Lease resulting from the actions of Landlord.

30. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building. In such event and upon such transfer, no further liability or obligation shall accrue against the assigning Landlord.

31. Assignment or Sublease. In the event Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall give Landlord at least sixty (60) days prior written notice, which shall specify the terms and effective date thereof. Landlord shall have thirty (30) days following receipt of such notice to notify Tenant in writing that Landlord elects (a) to terminate this Lease as to the space so affected as of the effective date specified by Tenant in which event Tenant will be relieved on such effective date of all further obligation hereunder as to such space, (b) to permit Tenant to assign or sublet such space, subject, however, to subsequent written approval of the proposed assignee or sublessee by Landlord, or (c) to refuse to consent (with reasonable cause only) to Tenant’s proposed assignment or sublease and to continue this Lease in full force and effect as to the entire Premises. If Landlord should fail to notify Tenant in writing of such election within such thirty (30) day period, Landlord shall be deemed to have elected the option in Section 31(b) hereof. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Section 31 shall be void.

32. Amendments. This Lease may not be altered or amended, except by an instrument in writing signed by all parties hereto. Tenant agrees that it shall execute such further amendments to this Lease as may be reasonably requested by any future holder of a first mortgage on the Building, provided such amendments do no materially and adversely affect the interest of Tenant hereunder.

33. Binding Agreement. This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and to the extent assignment may be approved by Landlord hereunder, Tenant’s successors and assigns.

34. Counterparts. This Lease may be executed by each of the parties hereto in separate counterparts with the same effect as if all parties hereto executed the same counterpart. Each such counterpart shall be deemed an original and all of such counterparts together shall constitute one and the same instrument. A counterpart executed by a party hereto and transmitted to the other parties hereto via facsimile will have the same effect as the delivery of the original counterpart.

35. Gender. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

36. Governing Law. This Lease shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

37. Entire Agreement. This Lease and the Exhibits attached hereto and forming a part hereof set forth the entire agreement between Landlord and Tenant.

38. Severability. The invalidity or unenforceability of a particular provision of this Lease shall not affect the other provisions hereof, and this Lease shall be construed in all respects as if such invalid or unenforceable provision were omitted.

39. Notices. All notices, requests, demands, tenders and other communications under this Lease shall be in writing. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given when actually delivered, or the next business day following delivery to a nationally recognized commercial courier for next business day delivery, to the address for each party set forth in the Schedule, or when transmitted by facsimile to the telecopy number for each party set forth in the Schedule. Rejection or other refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication. Any party, by written notice to the others in the manner herein provided, may designate an address different from that stated herein.

40. Business Day. Whenever the term “business day” is used in this Lease, a business day shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Nashville, Tennessee, are closed.

41. Mortgagee Protection. Tenant agrees to give any mortgage and/or deed of trust holders, as to all or a portion of the Building, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice or assignment of rents and leases, or otherwise) of the addresses of such mortgage and/or deed available by virtue of Landlord’s default unless Tenant has given such mortgage and/or deed of trust holders thirty (30) days after receipt of notice of such default or such other amount of time as may be reasonably required to cure such default.

42. Compliance with Federal Law. To Tenant’s knowledge, neither Tenant nor Tenant’s principals is identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States nor is Tenant subject to trade embargo or economic sanctions pursuant to any authorizing United State law, regulation or Executive Order of the President of the United States. The execution of this Lease by Tenant will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. In addition, Tenant warrants, represents and covenants that Tenant is not an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designed National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224, or (iv) who is otherwise affiliated with any entity or person listed in subparts (i) – (iv) above (any and all parties or persons described in subparts [i] – [iv] above are herein referred to as a “Prohibited Person”). Tenant covenants and agrees that Tenant will not knowingly (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Tenant further covenants and agrees to deliver (from time to time) to Landlord any such certification or other evidence as may be reasonably requested by Landlord, confirming that Tenant (i) is not a Prohibited Person, (ii) has not knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, and (iii) is not, or shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

43. Required Hours of Operation. As a covenant of Tenant under this Lease, Tenant agrees to maintain the Premises open for business and properly stocked and manned for business on Monday through Friday from 8:30 a.m. until 5 p.m. Tenant agrees to open the Premises for business to the public, fully staffed, on or before the Commencement Date. Tenant will not any time leave the Premises vacant, but will in good faith continuously throughout the Term conduct its business in the entire Premises for the Permitted Use.

44. Renewal Option.

(a) Tenant shall have the right and option to renew the Term of the Lease (the “Renewal Option”) for two (2) additional period(s) of five (5) years (each a “Renewal Term”); provided, however, such Renewal Option is contingent upon the following (i) no Event of Default has occurred and is continuing at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) at the time of Tenant’s exercise of the applicable Renewal Option, Tenant has no outstanding Event of Default and no event has occurred that upon notice or the passage of time would constitute an Event of Default; (iii) Tenant is occupying the Premises; and (iv) Tenant has provided written notice of the exercise of the Renewal Option as required by this Lease.

(b) Tenant may exercise each Renewal Option by giving Landlord notice at least 270 days prior to the Expiration Date. If Tenant fails to give such notice to Landlord prior to said 270 day period, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during any such Renewal Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

(c) If Tenant exercises the Renewal Option, then during any such Renewal Term, all references to the term “Term,” as used in the Lease, shall mean the Renewal Term.

(d) In the event Landlord consents to an assignment or sublease by Tenant (excluding any assignment to a wholly-owned subsidiary or affiliate of Tenant), then the Renewal Option shall automatically terminate unless otherwise agreed in writing by Landlord.

(e) The Base Rent payable by Tenant during the first Lease Year of the first Renewal Term shall be three percent (3.00%) (the “Rent Escalator”) over the Base Rent payable during the last Lease Year of the initial Term. Base Rent shall increase on the first day of each Lease Year during the first Renewal Term by the Rent Escalator. Subject to applicable adjustments to Base Rent as provided herein, Tenant’s leasing of the Premises during any Renewal Term shall be upon and subject to the same terms, covenants and conditions set forth in this Lease.

(f) The Base Rent payable by Tenant during the second Renewal Term shall be the “Market Rental Rate” (as defined below). Within 10 days after Landlord’s receipt of Tenant’s exercise of its Renewal Option, Landlord will notify Tenant (the “Rate Notice”) of the Market Rental Rate. If Tenant agrees that the rental rate set forth in the Rate Notice is the Market Rental Rate, such rental rate will be the Market Rental Rate for the purposes of this Section 44, and Base Rent for the first year of the first Renewal Term will be the Market Rental Rate. If Tenant disagrees with the Market Rental Rate in the Rate Notice, then Tenant will have 30 days after receipt of the Rate Notice to object to the rental rate in the Rate Notice by giving notice to Landlord. If Tenant fails to object within such 30 day period, Tenant will be deemed to have agreed that the Rate Notice contains the Market Rental Rate. If Tenant timely notifies Landlord of Tenant’s objection to the rate set forth in the Rate Notice, then Landlord and Tenant will, for a period of 20 days from and after Tenant gives its objection to the Rate Notice, negotiate in good faith to determine a Market Rental Rate acceptable to both Landlord and Tenant.

(g) Parties’ Brokers. If the parties are unable to agree upon the Market Rental Rate during such 20 day period, then, within 7 days after the expiration of such 20 day period, Landlord and Tenant will each appoint their own licensed real estate broker who has at least 10 years’ full-time experience in commercial retail leasing in the Franklin, Tennessee market (the “Parties’ Brokers”). The Parties’ Brokers will negotiate in good faith for 10 days after the date that both Parties’ Brokers have been appointed to determine a Market Rental Rate acceptable to both Landlord and Tenant. If the Parties’ Brokers cannot reach agreement on the Market Rental Rate within such 10 day period, then within five days after the expiration of such 10 day period, Landlord will deliver to Tenant a written determination of the Market Rental Rate as determined by Landlord and its broker using the criteria set forth below (“Landlord’s Determination”). Tenant will have five days from the date of Landlord’s delivery of Landlord’s Determination to notify Landlord of Tenant’s acceptance of Landlord’s Determination or deliver to Landlord Tenant’s written determination of the Market Rental Rate using the criteria set forth below (“Tenant’s Determination”). If Tenant does not deliver Tenant’s Determination to Landlord within such five day period, Tenant will be deemed to have accepted Landlord’s Determination and the rental rate set forth in Landlord’s Determination will be the Market Rental Rate. If Tenant does deliver Tenant’s Determination within such five day period, then the Parties’ Brokers will have an additional seven days from the date of delivery of Tenant’s Determination to negotiate a Market Rental Rate acceptable to both Landlord and Tenant.

(h) Third Broker. If no agreement can be reached as to the Market Rental Rate within such seven day period, then, within five days after such seven day period expires, the Parties’ Brokers will appoint a third broker (the “Third Broker”). The Third Broker will be a person who has not previously acted in any capacity for either party and who meets the same experience qualifications as required for the Parties’ Brokers. Within 10 days of his or her appointment, the Third Broker will review Landlord’s Determination and Tenant’s Determination of the Market Rental Rate and such other information as he or she deems necessary and will select either Landlord’s Determination or Tenant’s Determination of the Market Rental Rate (but no other rate) as being more reasonable. The Third Broker will be instructed, in deciding whether Landlord’s Determination or Tenant’s Determination is more reasonable, to use the criteria as to the Market Rental Rate set forth below. The Third Broker will immediately notify the parties of his or her selection of the Landlord’s Determination or the Tenant’s Determination as being more reasonable, and then such selected determination will be the Market Rental Rate. Each of the parties will bear the entire cost of their own broker and 1/2 of the cost of the Third Broker.

IN WITNESS WHEREOF, the parties hereto have executed this foregoing Lease as of the date first set forth above.

LANDLORD:			TENANT:

WESTHAVEN TOWN CENTER FUND I, LLC, a Tennessee limited liability company			FRANKLIN SYNERGY BANK, a Tennessee banking corporation

By:			By:

Print Name:	Tim Downey		Print Name:	Kevin Herrington

Title:	Chief Manager		Title:	SVP

Date:	12/21/11 ,	2011	Date:	12/20 ,	2011

EXHIBIT A

PROPERTY DESCRIPTION

Lot 4000 of that Final Subdivision Plat of Westhaven Section 15 of record in Plat Book P44, page 88, Register’s Office for Williamson County, Tennessee.

This lot is a 6.44 acre tract that is all of the first block in the Town Center.

EXHIBIT A

EXHIBIT B

FLOOR PLAN

EXHIBIT B

EXHIBIT C

WORKLETTER

This Exhibit C sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises (“Tenant Improvements”).

IN CONSIDERATION OF THE MUTUAL COVENANTS HEREINAFTER CONTAINED, LANDLORD AND TENANT DO MUTUALLY AGREE TO THE FOLLOWING:

1. Delivery of Premises. Landlord shall deliver the Premises on the date of execution of this Lease according to the provisions of Exhibit E attached hereto and incorporated herein by this reference (the “Shell Condition”) and subject to the provisions of Section 13 of the Lease. The Delivery Date set forth in the Schedule is an estimated delivery date of the Premises in its Shell Condition, and is subject to force majeure and other delays that may arise with respect to Landlord’s Work.

2. Space Planning, Design and Working Drawings. Tenant shall submit a plan to Landlord for Landlord’s approval prepared by an architect or space planner which plans shall constitute plans and working drawings for the construction and completion of the Tenant Improvements (“TI Plans”). Landlord shall approve or make objections to the TI Plans within five (5) business days after receipt of the same; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any TI Plans that will be visible to the exterior of the Premises, or that may affect the structural integrity of the Building. If Landlord has comments to the TI Plans submitted by Tenant, it shall provide such comments in reasonable detail within such five (5) business day period, and the parties shall thereafter continue to work in good faith to finalize the TI Plans within ten (10) business days following the date the TI Plan was first submitted to Landlord. After the TI Plans are finalized and approved pursuant to the foregoing provisions, Tenant shall construct its Tenant Improvements in accordance and in compliance with applicable laws, including applicable codes requirements, consistent with the TI Plans. Should Tenant desire to materially deviate from the TI Plans approved by Landlord, Tenant shall first submit its proposed revised TI Plans to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the TI Plans have not been finalized and approved, despite Landlord’s and Tenant’s diligent good faith efforts, within sixty (60) days from Landlord’s initial receipt of the TI Plans, both Landlord and Tenant shall each have the right to terminate this Lease upon written notice to the other party, in which event neither party shall have any further obligations to the other hereunder.

Tenant shall comply with the Guidelines regarding external signage, and shall submit to Landlord or Landlord’s consultant external signage drawings for Landlord approval.

3. Tenant’s Contractor. Tenant shall select a licensed general contractor (the “Contractor”), approved by Landlord, to construct and install the Tenant Improvements in accordance with the TI Plans, at Tenant’s expense. Landlord agrees to reasonably cooperate with Tenant, the Architect, and Contractor and to attend a reasonable number of meetings with Tenant and Tenant’s Architect and/or Contractor as necessary throughout the course of construction of the Tenant Improvements, all without charge, cost or expense to Tenant. Tenant agrees that, if other tenants are present in the Building at the time of either the initial construction

WORKLETTER - 1

of the Tenant Improvements or any subsequent construction or alteration activity, Landlord shall provide prior written approval of the hours of such construction, which may be limited to hours outside standard business hours, and may establish additional reasonable requirements regarding the construction activities.

4. Tenant’s Covenants and Warranties. Tenant covenants and agrees that all work performed in connection with the construction of the Tenant Improvements shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and the TI Plans. The Contractor shall provide a warranty on workmanship and materials and Landlord shall be a named beneficiary of such warranty. Tenant agrees to secure the release of any mechanic’s or materialmen’s lien filed against the Building and arising from the Tenant Improvements within thirty (30) days of written notice to Tenant of such lien.

5. Lease Provisions; Insurance. Contractor shall, prior to the commencement of any Tenant Improvements, obtain or cause to be obtained from an insurance carrier reasonably satisfactory to Landlord, and shall thereafter maintain in full force and effect until such work or improvements are completed, the following coverages:

Limits Required:

General Liability
Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Products/Comp	$2,000,000

Automobile Liability	$1,000,000

Excess/Umbrella Liability	$2,000,000

Workers Compensation and Employers Liability
Each Accident	$500,000
Disease – Each Empl.	$500,000
Disease – Pol.Limit	$500,000

Contractor shall provide Landlord prior to commencement of any such work with certificates of such insurance which shall name Landlord, its successors and assigns, and all direct and indirect subsidiaries or owners, their respective officers, directors, agents and employees as primary, noncontributing additional insured, including products and completed operations, excluding worker’s compensation and employers liability. Each certificate shall provide that Landlord will be given not less than ten (10) days written notice prior to cancellation or expiration of the insurance evidenced thereby. Waiver of subrogation applies as allowed by law. General Liability/Umbrella contains no habitational or EIFS exclusions or limitations.

6. Commencement Date.

(a) The Commencement Date of the Term of the Lease and date of commencement of Rent payments shall be the earlier of (i) ninety (90) days after delivery of the Premises in the Shell Condition to Tenant for construction of the Tenant Improvements or (ii) completion of the Tenant Improvements and opening of business by Tenant within the Premises.

(b) Upon determination of the Commencement Date, Landlord and Tenant shall enter into a Commencement Agreement in the form of Exhibit F attached hereto and incorporated herein by this reference.

WORKLETTER - 2

7. Allowance. Landlord agrees to provide an allowance as set forth in the Schedule, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the “Allowance”). The Allowance shall be used for improvements to the Premises, including but not limited to costs of construction, space planning, design and architectural fees, engineering costs, and permits for Tenant’s buildout of the Premises as provided in this Workletter. Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance. After the Commencement Date, Tenant’s payment to Landlord of the Rent for the first calendar month, and Tenant’s occupancy of the Premises, and within thirty (30) days following Tenant’s written request therefor from Landlord, which request shall provide all receipts, invoices, lien waivers, and other documentation as may be reasonably requested by Landlord in substantiation of such request (a “Disbursement Request”), Landlord shall disburse to Tenant the Allowance as substantiated in the Disbursement Request for payment by Tenant of expenses associated with the construction of the Tenant Improvements or as otherwise permitted hereunder.

WORKLETTER - 3

EXHIBIT D

RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be used for the disposal of trash, be obstructed by tenants, or be used by tenants or any purpose other than entrance to and exit from the Leased Premises and for going from one part of the Building to another part of the Building.

2. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by a tenant shall be the liability of said tenant.

3. Tenant may not install ceiling-mounted or in-ceiling speakers within the Premises.

4. Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord’s prior written approval.

5. Movement in or out of the Building of furniture, office equipment, goods or any other bulky or heavy materials shall be restricted to such hours as Landlord shall reasonably designate. Landlord will determine the method and routing of said items so as to ensure the safety of all persons and property concerned. Advance written notice of intent to move such items must be made to the Building management office.

6. Building management shall have the authority to prescribe the manner that heavy furniture and equipment are positioned.

7. Corridor doors, when not in use, shall be kept closed.

8. Tenant space that is visible form public areas must be kept neat and clean. Any window display or other matter visible from the exterior of the Premises is subject to the approval of Landlord on an ongoing basis.

9. No animals shall be brought into or kept in, on or about the Building, except for seeing-eye dogs.

10. Tenant will comply with all security procedures during business hours and after hours and on weekend.

11. Tenants are requested to lock all doors leading to corridors or the exterior of the Building and to turn out all lights at the close of their working day.

12. No flammable or explosive fluids or materials shall be kept or stored within the Building except in areas approved by Landlord, and Tenant shall comply with all applicable building and fire codes relating thereto.

13. Tenant may not place any items on the balconies of the Building that alter the exterior appearance of the Building without obtaining Landlord’s prior written consent.

EXHIBIT D - 1

14. Any motor vehicle exceeding the height restrictions of any parking facility shall not be parked at any location on the parking area and no commercial vehicles may be parked in the parking area unless approved by Landlord.

15. Tenant may not make any modifications, additions or repairs to the Premises and may not install any furniture, fixtures or equipment in the Premises which are in violation of any applicable building and/or fire code governing the Premises or the Building.

16. Smoking is prohibited in the Building (including, but not limited to, the Premises, the main building lobby, public corridors, elevator lobbies, service elevator vestibules, stairwells, restrooms and other common areas within the Building, and in the vicinity of any entrance to the Building. Landlord may designate outdoor smoking areas from time to time.

17. All Tenant contractors shall abide by the contractor’s rules and regulations promulgated by Landlord from time to time.

18. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall, from time to time, be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like matter as if originally herein prescribed.

EXHIBIT D - 2

EXHIBIT E

SHELL CONDITION

I. DESCRIPTION OF LANDLORD’S WORK OUTSIDE PREMISES

a.	As – Is Condition

II. DESCRIPTION OF LANDLORD’S WORK AS PROVIDED TO THE PREMISES

a.	Landlord will provide open demising stud wall separating the Premises from the balance of the space.

b.	Mechanical: Landlord will relocate one (1) RTU from adjacent premises to the Premises.

Landlord’s Work shall be limited to that described as Landlord’s Work in the foregoing paragraphs of this Work Letter. All work not so classified as Landlord’s Work is Tenant’s Work.

III. DESCRIPTION OF TENANT’S WORK

a.	Signs, Awnings & Storefront Illumination: Tenant shall pay for all signs, awnings and storefront lighting and the installation thereof, including electrical hook-up. Subject to the Design Criteria attached to this Lease as Exhibit G.

Landlord will provide a location for tenant signage. Tenant to provide Landlord with design shop drawings for Landlord’s approval. All Tenant signage shall conform to Landlord Signage Guidelines provided by Landlord.

b.	Utilities: All meters, sub meters (with the exception of water, which sub metering shall be provided by Landlord) or other measuring devices in connection with utility services to the Premises shall be provided by Tenant at Tenant’s expense. All service deposits shall be made by Tenant at Tenant’s expense. All Tenant meters, panels, conduit and pipes located on the exterior of the building shall be painted to match the color of adjacent wall material. Color, location and wall penetrations shall be approved by Landlord.

Regarding Connection Fees for Utilities: All fees, including connection fees, shall be paid by Tenant. If any fees that are paid by Landlord on Tenant’s behalf, Tenant shall reimburse Landlord’s cost within thirty (30) days following demand.

c.	Adequate Electrical Service panel, step down transformers, wiring, and fixtures.

d.	All meters or other measuring devices in connection with utility service shall be provided by Tenant. Tenant shall also provide all connections to the utility services provided by Landlord. All service deposits shall be made by Tenant at Tenant’s expense.

e.	Tenant is responsible for providing sound attenuation insulation and minimum 5/8” gypsum board wall (fire rated if required) dividing Tenant’s space from that of the adjacent space, taped and bedded Tenant’s side only, and shall extend from floor slab up to roof deck.

f.	Interior partitions including finishing, electrical wiring, and connections within the Premises. Furring and drywall on all exterior walls.

g.	Light covers and special hung and furred ceilings.

h.	Interior Lighting

i.	Interior painting.

j.	Store fixtures and furnishings.

k.	Display window enclosure requires Landlord approval of display window area and shall be in accordance with Tenant Design Criteria. Landlord approval of finishes will extend to a zone within four (4) feet of all windows.

l.	Plumbing fixtures within the Premises.

m.	Interior ceiling shall be in accordance with Tenant Design Criteria.

n.	Tenant shall be responsible for all ductwork and distribution, wiring and testing for heating, air conditioning and ventilating equipment, including electrical and/or gas hookup, and roof penetrations if required. Tenant HVAC piping and conduit which is outside of Tenant space, including refrigerant lines, condensate lines, exhaust and supply ductwork will be routed in locations and chases as defined by Landlord.

o.	Floor covering.

p.	If a sprinkler system is required by code, Tenant shall install or modify such system to accommodate Tenant’s use within the Premises.

q.	Tenant shall provide daily clean-up of the Premises and the immediately surrounding area during construction and the removal of all construction debris from the Premises to Tenant’s designated trash containers.

s.	Subject to applicable governmental approvals, Tenant may, at its option, construct and install a drive-through service area, as shown on Exhibit E-1 attached hereto.

EXHIBIT E-1

DRIVE THROUGH PLAN

0'
15'
30'
60'
1" = 30"
DRIVE-THRU LANES
Premises
ACCESS

DRIVE-THRU LANES AND DRIVE-UP ATM

WESTHAVEN TOWN CENTER

FRANKLIN, TENNESSEE

MARCH [illegible]

EXHIBIT F

FORM OF COMMENCEMENT AGREEMENT

This COMMENCEMENT AGREEMENT (this “Agreement”) is made and entered into as of this     day of             ,         , by and between WESTHAVEN TOWN CENTER FUND I, LLC, a Tennessee limited liability company (“Landlord”), and                      (“Tenant”):

W I T N E S S E T H :

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated as of             , 2011 (the “Lease”), regarding certain Premises as defined therein; and

WHEREAS, certain improvements related to the Premises have been completed, and the parties desire to establish the Commencement Date and the Expiration Date of the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual and reciprocal agreement herein contained, Tenant and Landlord hereby agree that the Lease be, and the same is hereby modified in the following particulars:

1. Capitalized terms used herein and not otherwise defined shall have the meaning provided in the Lease.

2. The Initial Term of the Lease commenced on and the Commencement Date is defined as             , 20     (the “Commencement Date”). The Initial Term of said Lease shall terminate on                     (the “Expiration Date”). The Lease is hereby amended to the extent necessary to incorporate the foregoing.

3. The Leased Premises are composed of                      Rentable      Square Feet. Tenant’s Proportionate Share shall be     %. The Tenant Improvement Allowance is $        . Base Rent under the Lease is hereby revised as follows:

Year	Base Rent per RSF	Monthly Base Rent	Annual Base Rent
1 – 12
13 – 24
25 – 36
37 – 48
49 – 60

4. Except as modified and amended by this Agreement, the Lease shall remain in full force and effect.

EXHIBIT F - 1

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

LANDLORD:			TENANT:

WESTHAVEN TOWN CENTER FUND I, LLC, a Tennessee limited liability company			FRANKLIN SYNERGY BANK, a Tennessee banking corporation

By:			By:

Print Name:			Print Name:

Title:			Title:

Date:	,	20	Date:	,	2011

EXHIBIT F - 2

EXHIBIT G

SIGN GUIDELINES

[SEE ATTACHED]

EXHIBIT G - 1

EXHIBIT H

EDWARD JONES WAIVER LETTER

124S J.J. Kelley Memorial Drive, 2nd Floor, Saint Louis, MO 63131

Telephone 1-800-824-6525

December 13, 2011

PAUL NEUROTH

SOUTHERN LAND COMPANY LLC

WESTHAVEN TOWN CENTER FUND I LLC

1550 W MCEWEN DR STE 200

FRANKLIN, TN 37067

RE: Lease Agreement (“the Lease”) by and between Westhaven Town Center Fund I, LLC (“Landlord”) and Edward D. Jones & Co. (“Tenant”) – Branch 94695

Dear Mr. Neuroth:

Landlord is currently considering leasing a portion of certain premises currently leased to Regions Bank but not occupied (the “Proposed Premises”) at Westhaven Town Center to Franklin Synergy Bank (“Prospective Tenant”), which intend to use the Proposed Premises primarily for the purposes of bank lending (both construction and consumer), as well as mortgage lending, new deposits, acceptance of deposits, and ancillary services including ATM service, financial advisory type services and/or products (provided that such ancillary services related to financial advisory type services and/or produces shall not constitute more than 10% of Tenant’s business (the “Proposed Use”)

Permitted Use in the Schedule to Lease Agreement states,

“So long as Tenant it open and operating under the permitted use. Tenant shall be the only business in the Building to engage in the following exclusive services: investment brokerage, insurance sales and related financial services. “

Edward Jones has agreed to grant a ONE TIME WAIVER to the above exclusive use clause to allow Franklin Synergy Bank to move into the building. Tenant agrees that: (1) Tenant consents to the Proposed Use by the Prospective Tenant; (2) Tenant waives any remedies under the Lease arising out of the Proposed Use by the Prospective Tenant; (3) this letter will inure to the benefit of Landlord and Prospective Tenant; and (4) this letter will be binding upon Tenant and it successors and permitted assigns.

All other terms and conditions of the lease will remain in full force and effect and by signing below the Landlord and Tenant both agree to modify the lease as stated above. Please do not hesitate to contact me at (314) 515-3963 if you have any questions. Thank you and Edward Jones looks forward to maintaining a long lasting relationship with you and your company.

TENANT:			LANDLORD:

	Date:	12/15/11		Date:	12/15/11

Jennifer Pitzer			KEN HOWELL
Senior Associate, Lease Administrator			Westhaven Town Center Fund I LLC (Landlord)
Edward D. Jones & Co. d/b/a Edward Jones (Tenant)
Cassidy Turley, agent for Edward Jones

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EXHIBIT G - 1